SUB-ITEM 77Q2 - EXCHANGE ACT SECTION 16(A) COMPLIANCE INFORMATION


            SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      During the fiscal year, two employees of Babson who had reporting responsibilities with respect to transactions in securities of the Trust failed to timely file SEC Forms 3 and 4 respectively. Mr. Crandall inadvertently failed to timely file Form 3 upon becoming an officer of the Trust and Form 4 with respect to transactions that took place in September, October, November and December 2001. Mr. McClintock inadvertently failed to timely file Form 4 with respect to transactions that took place in January, February, March and April of 2001.